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                                                                    EXHIBIT 1.02



                           [SCOTIABANK LETTERHEAD]

                                                   February 4, 1998

Mr. A.J. Ali
Vice President Finance and Chief Financial Officer
HYCROFT RESOURCES & DEVELOPMENT, INC.
370 Seventeenth Street
Suite 3000
Denver, CO
80202 USA

Dear Mr. Ali,

             We refer to our discussions regarding amendments to the credit agreement ("the Agreement") between The Bank of Nova Scotia ("the Bank") and Hycroft Resources & Development, Inc. ("Hycroft") dated September 30, 1997. The amendments are required as a result of: (i) the unwinding of gold hedges assigned to the Bank; (ii) repayment of US$4,500,000 of indebtedness to the Bank; and (iii) release of proceeds of the unwound gold hedges to Hycroft and Vista Gold Corp. ("Vista").

             We confirm that the Bank's consent to the transactions outlined above is subject to the following:

             a) Vista and Hycroft are to hedge 90,000 ozs. of gold production during 1998 to achieve a gold price of no less than US$282 par ounce. The Bank will hold a security interest in these hedge contracts and trading counterparties will be notified of same.

             b) Vista will provide cash collateral for letters of credit aggregating C$54,000 issued by the Bank on behalf of Vista to the provinces of British Columbia and Saskatchewan. Alternately, Vista will replace these letters of credit with cash bonds for the beneficiaries.

             o) Hycroft will repay its remaining indebtedness to the Bank in instalments during 1998 as follows, on the last business day of each month shown:

                 April       - US$ 500,000             May       - US$ 500,000
                 June        - US$1,500,000            July      - US$1,000,000
                 August      - US$1,000,000            September - US$1,000,000
                 October     - US$1,500,000            November  - US$ 750,000
                 December    - US$ 750,000

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             d)  Hycroft will revise its mine plan for 1998 as shown on the attached monthly forecast and cease mining operations in May this year.

             e) The Bank's security interest in Yamin Ltda. will remain in effect until all indebtedness of Vista and Hycroft to the Bank is retired.

             Please return an executed copy of this letter to us to confirm acceptance of the terms herein.



                                             Yours very truly,
                                             THE BANK OF NOVA SCOTIA

                                             /s/ RAY CLARKE
                                             Ray Clarke
                                             Relationship Manager


Confirmed and accepted,
HYCROFT RESOURCES & DEVELOPMENT, INC.


By:  /s/ AJ ALI
Title: VP Finance & CFO
Date: 2/5/98

VISTA GOLD CORP.


By:  /s/ MICHAEL B RICHINGS
Title:  President
Date: 2/5/98